Exhibit 99.1

NEWS RELEASE

Nabors Announces Amendment and Restatement of $475 Million Credit Facility

HAMILTON, Bermuda, June 17, 2024 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) closed, on June 17, 2024, an amendment and restatement of its secured credit facility. The new $475 million facility is comprised of $350 million for revolving credit and $125 million for letters of credit. The facility matures on June 17, 2029. The maturity date can be brought forward to 90 days before the maturity date of certain of the Company’s debt securities, if those debt securities were not sufficiently paid down prior to such date. The amended and restated facility replaces the Company’s prior $350 million secured credit facility, which would have matured on January 21, 2026.

Changes in the amended and restated credit facility from the prior facility include:

•	a $125-million letter of credit facility, increased from $100 million in the prior credit facility, with issued letters of credit not affecting Nabors’ capacity under the $350 million revolving facility; and
•	A $200-million uncommitted accordion feature that can be applied to increase the commitments for Revolving Credit or Letters of Credit Facility, or both. This compares to a $100 million accordion for the prior facility.

The existing basket in the prior facility of up to $150 million for additional indebtedness in the form of term loans and letter of credits, secured by liens, remains unchanged. In addition, the grower basket for term loans of up to $100 million also remains unchanged.

Consistent with the prior credit facility, the amended and restated credit facility requires Nabors to maintain an interest coverage ratio of 2.75:1.00 and a minimum guarantor value of 90%. The amended and restated credit facility is guaranteed by Nabors and certain of its subsidiaries.

Initial borrowing margin under the new credit facility will be approximately 2.75%. The borrowing rate will vary over time and may be adjusted with changes to Nabors’ credit ratings.

William Restrepo, Nabors’ Chief Financial Officer, commented, “Following our recent notes issue in late 2023, we are improving our near-term liquidity by closing on this amended credit facility. The amended facility matures five years from now. The expansion of our credit facility will provide us with more flexibility to address our working capital needs and will support growth in our international markets, where contracts often require bid or performance bonds, without consuming capacity of the revolving credit facility.

“This amendment to our credit facility improves our overall liquidity profile. As we have done before, we plan to continue addressing our debt maturities prudently and well in advance of their expiration. As we progress through 2024, we expect our operating results to strengthen, supporting our cash flow targets.”

Institutions participating in the credit facility are Citibank, N.A., Wells Fargo Bank, N.A., Goldman Sachs Bank USA, HSBC Bank USA, N.A. and Morgan Stanley Senior Funding, Inc.

Further details regarding the credit facility are available in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Investor Contacts:

For further information regarding Nabors, please contact William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com.